SHUFFLE MASTER, INC. 1106 Palms Airport Dr. Las Vegas, NV 89119 www.shufflemaster.com	EXHIBIT 99.1
News Release
FOR FURTHER INFORMATION CONTACT: Julia Boguslawski Investor Relations/ Corporate Communications ph: (702) 897-7150 fax: (702) 270-5161	Gavin Isaacs, CEO Linster W. Fox, CFO ph: (702) 897-7150 fax: (702) 270-5161

Shuffle Master, Inc. Reports Fourth Quarter and Fiscal Year Ended 2011 Results

Shuffle Master Achieves Record Quarterly and Annual Revenue and Net Income

LAS VEGAS, Nevada, Tuesday, December 20, 2011 - Shuffle Master, Inc. (NASDAQ Global Select Market:  SHFL) (“Shuffle Master” or the “Company”) today announced its results for the fourth quarter and fiscal year ended October 31, 2011.

“It was a sensational year at Shuffle Master and we ended it the way we wanted to, with a blockbuster fourth quarter,” said Gavin Isaacs, Chief Executive Officer of Shuffle Master. “By nearly every financial metric we use, including revenue, recurring revenue and Adjusted EBITDA, the quarter and the year, were record breakers for us.  It’s important to view these results not only as a testament to past performance, but also as a benchmark for our future.  By continuing to raise our expectations and our efforts, we believe we will ensure the best days for this Company are the ones that lie ahead.”

Fourth Quarter 2011 Financial Highlights

◆	Revenue increased year-over-year by 12% to a record $65.7 million, up from $58.6 million in the prior year period.

◆	Total lease, royalty and service (“recurring”) revenue was up 12% year-over-year and 3% sequentially, and totaled $27.6 million.

◆	GAAP net income increased 71% year-over-year to a record $9.7 million, compared to $5.7 million in the prior year period.

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Diluted earnings per share ("EPS") increased 80% year-over-year to $0.18, compared to $0.10 in the prior year period.  EPS in the prior year period included one-time charges of $0.03 for a legal settlement and $0.01 for the Company’s previous credit agreement’s financing costs.

◆	Gross margin improved year-over-year from 60% to 63% due to improved Electronic Gaming Machine (“EGM”) margins driven by higher average sales prices and value engineering on the new Equinox™ cabinet.

◆	Operating income margin increased 480 basis points year-over-year to 22%.

◆	Adjusted EBITDA was a Company record, totaling $22.7 million and up 42% year-over-year.

◆	Selling, general and administrative ("SG&A") expenses decreased 4% year-over-year to $18.5 million for the quarter.

◆	Free Cash Flow (1), a non-GAAP financial measure, was $15.9 million as compared to $11.3 million in the prior year period.

Fiscal Year 2011 Financial Highlights

◆	Revenue reached a Company record of $227.8 million, a year-over-year increase of approximately 13% or $26.5 million.

◆	Year-to-date recurring revenue was up 12% year-over-year and totaled $105.8 million, or nearly half of total revenue.

◆	Net debt (total debt, less cash and cash equivalents) was $17.1 million, the lowest since 2003, and $39.2 million lower than the end of fiscal year 2010.

◆	Gross margin increased 100 basis points year-over-year to approximately 63% due to strong segment performance and positive foreign exchange impact.

◆	GAAP net income and diluted EPS increased to $31.6 million and $0.57, respectively, compared to $23.1 million and $0.43 in fiscal year ended 2010.

◆	Adjusted EBITDA totaled $74.7 million, up 20% year-over-year.

(1)	Free cash flow is Adjusted EBITDA less capital expenditures and cash paid for taxes

◆	SG&A increased $1.8 million, or 3% year-over-year. As a percentage of total revenue, SG&A represented 30% as compared to 33% in fiscal year ended 2010.

◆	Cash and cash equivalents totaled $22.2 million as of October 31, 2011 as compared to $10.0 million as of October 31, 2010.

◆	Revenues from outside of the United States totaled $126.8 million, representing 56% of total revenues in fiscal year ended 2011.

“What really stands out for me in our results is our ability to consistently generate such strong cash flow,” said Lin Fox, Chief Financial Officer of the Company. “Not only did we drive record revenue and net income this year, but at the same time we reduced our net debt by $39 million, or 70%.  Our balance sheet is the best it’s been in years, something that gives us the flexibility to take advantage of any opportunities we find attractive.”

Fourth Quarter 2011 Business Segment Highlights

Utility

◆	Total Utility recurring revenue of $12.8 million grew over 13% year-over-year driven by increased leases of the i-Deal®, MD3™, and one2six® shufflers.

◆	Total Utility revenue grew 27% year-over-year to $23.8 million, due largely to increased units on lease and to 212 shufflers sold to a customer in Macau in the fourth quarter.

◆	Gross margin remained relatively flat year-over-year at 62%.

◆	The total MD3™ installed base grew to 475 units, of which approximately 55% are units on lease.

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The total i-Deal® installed base grew to 3,500 units, of which approximately 60% are units on lease.  i-Deal® lease revenue was over $3.3 million in the fourth quarter and approximately $12.3 million for the fiscal year.

Proprietary Table Games ("PTG")

◆	Total PTG recurring revenue for the fourth quarter grew 12% year-over-year to $11.0 million.

◆	Total PTG revenue increased by 9% to $11.2 million, led by strong lease placements of premium games and progressives.

◆	Gross margin remained relatively flat at 81%.

◆
As of the fourth quarter the progressive add-on installed base totaled 860 units. Fortune Pai Gow Poker® Progressive and Three Card Poker Progressive comprised approximately 65% of all progressive add-ons.

Electronic Table Systems ("ETS")

◆	Total ETS recurring revenue grew 9% year-over-year to $3.7 million predominantly due to new lease placements of Vegas Star® in New York.

◆
Total ETS revenue for the quarter decreased by 28% to $7.2 million due to fewer sales as compared to the prior year period.  The prior year quarter included an additional $3.5 million in sales of Vegas Star® and Rapid Table Games® in Australia and Singapore.

◆
Gross margin decreased year-over-year from 36% to 26% due to decreased sales, a service initiative in the U.S. to refurbish older Table Master® units in the field as well as sales of older Table Master® units into Latin America.

Electronic Gaming Machines

◆	Total EGM revenue grew over 20% to a record $23.5 million compared to the prior year period driven primarily by continued momentum from the Equinox™ cabinet and new, popular titles.

◆	Gross margin increased year-over-year from 60% to 66% primarily due to more efficient production costs from higher volumes, a better designed cabinet, and higher average sales prices.

◆	Total placements of 1,256 EGMs in fourth quarter grew 18% from the prior year period driven by Equinox™ placements in Australia.

Further detail and analysis of the Company's financial results for the year ended October 31, 2011, is included on the Company’s Form 10-K, which the Company intends to file with the Securities and Exchange Commission on January 5, 2012.

Webcast & Conference Call Information
Company executives will provide additional perspective on the Company’s fourth quarter and year-end results during a conference call on December 20, 2011 at 2:00 pm Pacific Time.  Those interested in participating in the call may do so by dialing (201) 689-8263 or toll-free (877) 407-0792 and requesting Shuffle Master’s Fourth Quarter 2011 Conference Call.  A hardcopy of the presentation materials may be printed from the Shuffle Master, Inc. website, www.shufflemaster.com, shortly before the start of the call.  In conjunction with the call, a live audio webcast and a Company slide presentation highlighting fourth quarter performance may be accessed at www.shufflemaster.com.  In order to access the live audio webcast please allow at least 15 minutes before the start of the call to visit Shuffle Master’s website and download/install any necessary audio/video software for the webcast.  Immediately following the call and through January 20, 2012, a playback can be heard 24-hours a day by dialing (858) 384-5517 or toll-free (877) 870-5176; account number is 3055; conference I.D. number is 384121. Highlights fromthe conference call can be accessed on the Company’s Investor Relations Twitter account, www.twitter.com/shfl_news, or by clicking the “For Investors” tab on the Shuffle Master website.

About Shuffle Master, Inc.
Shuffle Master, Inc. is a leading global gaming supplier committed to making gaming more fun for players and more profitable for operators through product innovation, and superior quality and service.  The Company operates in legalized gaming markets across the globe and provides state-of-the-art, value-add products in five distinct categories: Utility products, which include automatic card shufflers and roulette chip sorters; Proprietary Table Games, which includes live games, side bets and progressives; Electronic Table Systems, which include various e-Table game platforms; Electronic Gaming Machines, which include video slot machines; and newly introduced i-Gaming, which features online versions of Shuffle Master’s table games, social gaming, and mobile applications. The Company is included in the S&P Smallcap 600 Index.  Information about the Company and its products can be found on the Internet at www.shufflemaster.com, or on Facebook, Twitter and YouTube.

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Forward Looking Statements
This release contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. All statements included in this release other than statements that are purely historical are forward-looking statements. Forward-looking statements in this press release include, without limitation: (a) the Company’s ability to implement its strategic, growth and operational plan successfully is subject to many factors, some of which are beyond the Company’s control; (b) the Company’s belief that EPS and Adjusted EBITDA are useful widely referenced performance measures in the Company’s industry and the Company’s belief that references to them are helpful to investors; (c) the Company’s estimates of diluted EPS and Adjusted EBITDA and the assumptions upon which they are based; (d) the Company’s products that are developed may not achieve commercial success in the very competitive marketplace in which the Company operates; (e) the Company is dependent on the success of its customers and risks that impact the Company’s customers, including a change in demand for gaming, may adversely impact the Company; and (f) the Company competes in a single industry, is subject to industry fluctuations and a continued downturn in general worldwide economic conditions, in the gaming industry or a reduction in demand for gaming may adversely affect the Company’s results of operations.  The Company’s beliefs, expectations, forecasts, objectives, anticipations, intentions and strategies regarding the future, including without limitation those concerning expected operating results, revenues and earnings are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from results contemplated by the forward-looking statements, including but not limited to: (a) unanticipated inability to accomplish the Company’s innovation objectives or unexpected factors that limit or eliminate the Company’s ability to implement its strategic and operational plans or undertake or complete any of its growth initiatives; (b) inaccuracies in the Company’s assumptions as to the financial measures that investors use or the manner in which such financial measures may be used by such investors; (c)  reduced demand for or increased competition with the Company’s products that affects its EPS and Adjusted EBITDA; (d) the Company’s inability to accurately gauge the commercial appeal of its products; and (e) unexpected changes in the market and economic conditions and reduced demand for or increased competition with the Company’s products.  Additional information on risk factors that could potentially affect the Company’s financial results may be found in documents filed by the Company with the Securities and Exchange Commission, including the Company’s current reports on Form 8-K, quarterly reports on Form 10-Q and its latest annual report on Form 10-K, and are based on information available to the Company on the date hereof.  The Company does not intend, and assumes no obligation, to update any forward-looking statements.  Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this press release.

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SHUFFLE MASTER, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
Revenue:
Product leases and royalties	$25,744	$22,704	$98,369	$86,717
Product sales and service	40,002	35,899	129,402	114,585
Total revenue	65,746	58,603	227,771	201,302
Costs and expenses:
Cost of leases and royalties	9,583	7,614	34,089	28,008
Cost of sales and service	15,092	15,832	51,127	49,324
Gross profit	41,071	35,157	142,555	123,970
Selling, general and administrative	18,532	19,244	68,609	66,817
Research and development	8,134	5,886	27,628	21,811
Total costs and expenses	51,341	48,576	181,453	165,960

Income from operations	14,405	10,027	46,318	35,342

Other income (expense)
Interest income	206	127	635	577
Interest expense	(605)	(976)	(2,636)	(4,015)
Other, net	(493)	(1,230)	(997)	282
Total other income (expense)	(892)	(2,079)	(2,998)	(3,156)
Loss on early extinguishment of debt	-	(1,123)	-	(1,123)
Income from operations before tax	13,513	6,825	43,320	31,063
Income tax provision	3,799	1,148	11,730	7,980
Net income	$9,714	$5,677	$31,590	$23,083

Basic earnings per share:	$0.18	$0.11	$0.58	$0.43
Diluted earnings per share:	$0.18	$0.10	$0.57	$0.43

Weighted average shares outstanding:
Basic	54,425	53,294	54,344	53,258
Diluted	54,959	54,261	54,997	54,199

SHUFFLE MASTER, INC.
SUPPLEMENTAL DATA
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010

Reconciliation of net income to Adjusted EBITDA:

Net income	$9,714	$5,677	$31,590	$23,083
Other expense (income)	892	2,079	2,998	3,156
Share-based compensation	1,069	645	3,253	3,969
Income tax provision	3,799	1,148	11,730	7,980
Depreciation and amortization	7,184	5,284	25,135	22,868
Loss (gain) on early extinguishment of debt	-	1,123	-	1,123

Adjusted EBITDA (1)	$22,658	$15,956	$74,706	$62,179

Adjusted EBITDA margin	34.5%	27.2%	32.8%	30.9%

1.
Adjusted EBITDA is earnings before other expense (income), provision (benefit) for income taxes, depreciation and amortization expense, and share-based compensation.  Adjusted EBITDA is presented exclusively as a supplemental disclosure because management believes that it is a useful and widely used performance measure, and as a basis for valuation, within the Company’s industry. Adjusted EBITDA is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure for comparison.  Management uses Adjusted EBITDA as a measure of the operating performance and to compare the operating performance with those of its competitors.  The Company also presents Adjusted EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming equipment suppliers have historically reported Adjusted EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  Adjusted EBITDA should not be considered as an alternative to operating income (loss), as an indicator of the Company’s performance, as an alternate to cash flows from operating activities, as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income (loss), Adjusted EBITDA does not include depreciation and amortization or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital.  The Company compensates for these limitations by using Adjusted EBITDA as only one of several comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance.  Such GAAP measurements include operating income (loss), net income (loss), cash flows provided by (used in) operations and cash flow data.  The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in Adjusted EBITDA.

SHUFFLE MASTER, INC.
BUSINESS SEGMENT DATA
(Unaudited, in thousands)

	Three Months Ended		Twelve Months Ended
	October 31,		October 31,
	2011	2010	2011	2010
Utility:
Revenue	$23,834	$18,803	$82,942	$77,357
Gross profit	14,689	11,630	49,973	47,024
Gross margin	61.6%	61.9%	60.3%	60.8%

Proprietary Table Games:
Revenue	$11,220	$10,276	$43,986	$40,430
Gross profit	9,032	8,245	35,370	32,356
Gross margin	80.5%	80.2%	80.4%	80.0%

Electronic Table Systems:
Revenue	$7,216	$9,972	$33,937	$42,398
Gross profit	1,880	3,617	14,564	21,580
Gross margin	26.1%	36.3%	42.9%	50.9%

Electronic Gaming Machines:
Revenue	$23,476	$19,552	$66,906	$41,117
Gross profit	15,470	11,665	42,648	23,010
Gross margin	65.9%	59.7%	63.7%	56.0%

Total:
Revenue	$65,746	$58,603	$227,771	$201,302
Gross profit	41,071	35,157	142,555	123,970
Gross margin	62.5%	60.0%	62.6%	61.6%

Adjusted EBITDA
as a percentage of total revenue	34.5%	27.2%	32.8%	30.9%

Income from operations
as a percentage of total revenue	21.9%	17.1%	20.3%	17.6%